Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartch.com	mhajost@cartech.com

CARPENTER TECHNOLOGY ANNOUNCES COMPLETION OF $350

MILLION SYNDICATED CREDIT FACILITY

Wyomissing, Pa. (June 21, 2011) – Carpenter Technology Corporation (NYSE: CRS) announced today the successful completion of a $350 million syndicated credit facility. This five-year revolving line of credit replaces the three-year $200 million revolver due to expire in November, 2012. The new facility, comprised of ten lenders, was substantially oversubscribed prior to allocations.

“Completing a new and larger five-year facility now gives us additional financial flexibility at very favorable economics,” said K. Douglas Ralph, Senior Vice President and Chief Financial Officer. “The completion of this $350 million credit facility contributes to having a financial structure in place that supports the Company’s overall growth strategy, including opportunities like the Latrobe acquisition announced yesterday.”

The Company intends to use the facility as a liquidity cushion and to provide financial flexibility to fund growth initiatives, consistent with its communicated strategy.

Bank of America Merrill Lynch and J.P.Morgan Securities served as the Co-Lead Arrangers. Terms of the facility remain largely unchanged from the prior agreement and include the same two financial covenants, debt to total capital and interest coverage ratio. Pricing was materially improved with the undrawn rate on the new facility being half of the prior facility and the drawn spread being 90 basis points lower at the current rating level.

About Carpenter Technology

Carpenter Technology produces and distributes conventional and powder metal specialty alloys, including stainless steels, titanium alloys, tool steels and superalloys. Information about Carpenter can be found at www.cartech.com.

Forward-Looking Statements

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2010 and the quarterly reports on Form 10-Q for the quarters ended September 30, 2010, December 31, 2010 and March 31, 2011 and the exhibits attached to those filings. They include but are not limited to: (1) Carpenter’s expectations with respect to the $350 million credit facility providing additional financial flexibility and the ability to fund growth initiatives at very favorable economics; (2) the use of the $350 million credit facility as a liquidity cushion and its ability to provide financial flexibility to fund growth initiatives; (3) the ability to successfully close the Latrobe Specialty Metals, Inc. transaction and the synergies, costs and other anticipated financial impacts of the transaction; (4) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries;5) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 6) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 7) domestic and foreign excess manufacturing capacity for certain metals; 8) fluctuations in currency exchange rates; 9) the degree of success of government trade actions; 10) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; 11) possible labor disputes or work stoppages; 12) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 13) the ability to successfully acquire and integrate acquisitions; 14) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 15) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; 16) our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and 17) our future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

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